Exhibit 10.1
NATURAL GAS SERVICES GROUP, INC.
ANNUAL INCENTIVE BONUS PLAN

1.    PURPOSE OF THE PLAN
This Natural Gas Services Group, Inc. (the “Company”) Annual Incentive Bonus Plan (the “Plan”) is established to provide incentives to attract, retain, motivate and reward executive officers and other key employees who are responsible for providing leadership to the Company as it attains its significant business objectives. The purpose of the Plan is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities.
The Plan will be effective beginning with fiscal year 2012 and thereafter during such periods as the Company may from time to time grant bonus awards under it (each such performance period, whether or not coterminous with a fiscal year, is referred to as a “Plan Year”). Unless and until the Company’s Board of Directors determines otherwise, this Plan will be operated through a series of fiscal year-based Plan Years beginning at the start and ending on the last day of each Company fiscal year. The Compensation Committee of the Board of Directors of the Company shall administer this Plan.

2.    ELIGIBILITY AND PARTICIPATION
Prior to the beginning of each Plan Year, the Chief Executive Officer (CEO) shall consult with and make recommendations to the Committee, and the Committee shall select and approve the individuals who will be granted awards under the Plan from among the executive officers and other key employees (each such eligible individual, an “Employee”) of the Company and/or its subsidiaries (each selected Employee, a “Participant”).
The Committee, in consultation with the CEO, may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion.
Notwithstanding that an Employee has been designated as a Participant in the Plan with respect to a Plan Year, and unless otherwise specified by the Committee or as otherwise specified in an employment agreement with the Employee, an Employee shall cease to be eligible to receive or be paid under Plan awards if he or she is not a regular full-time Employee as of both the first day of the Plan Year (which, for an Employee made a Participant after the start of the Plan Year, shall be treated as the date on which he or she was first designated as a Participant with respect to that Plan Year) and the last day of the Plan Year.

3.    AWARD TERMS

Each Plan Year, the Committee, in its sole discretion, may establish in writing (including through minutes of a Committee meeting or a written consent evidencing action taken by the Committee), among other things: (i) the Employees selected as Participants, either by name or by position, (ii) any conditions and/or objectives and if applicable the target performance level associated therewith, that apply to an award with respect to the Plan Year, (iii) the target award for a Participant, and (iv) a payout formula or other method under which a Participant’s actual award will be determined. The Committee may from time to time in its sole discretion pay bonuses that do not incorporate specified performance objectives or are paid to recognize and reward prior performance or services.

The Committee may in its discretion apply any performance metric or other objective to a Plan award and need not apply the same objectives from Plan Year to Plan Year or from Participant to Participant in a given Plan Year.
The Committee may adjust (in a manner deemed appropriate by the Committee which may include a material variance from the Payout Formula) any evaluation of actual performance which may include, but are not limited to, any of the following events that occurs with respect to a Plan Year: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) effects of acquisition and dispositions; and (F) any extraordinary or unusual items in accordance with U.S. GAAP, such as (but not limited to) any non-cash compensation charges under the Black Scholes methodology or similar models.

The current target performance levels and payout parameters under the Plan are set forth in Exhibit A attached hereto.
In communicating the details of an award to a Participant, the Company shall generally provide a written description of the award.

4.    DETERMINATION OF ACTUAL AWARD

No later than 60 days following the end of the Plan Year and prior to payment, the Committee will determine the extent to which the conditions or objectives applicable to a Participant’s award for the Plan Year have been achieved, including if applicable under the Payout Formula the extent to which over- or under-achievement occurred. The Actual Award for each Participant, if any, shall be determined by applying the Payout Formula to the level of actual performance, or on such other basis, as the Committee in its sole discretion shall determine. Notwithstanding any Payout Formula or any contrary provision of the Plan, the Committee may in its discretion increase, decrease, add to or eliminate payment of any amount to a Participant under the Plan if it determines that such action is in the best interest of the Company or its stockholders.

5.    BONUS PAYMENT
Amounts earned under the Plan will generally be paid no later than March 15th of the year following the Plan Year. In all events, except to the extent otherwise permitted under Code Section 409A, amounts earned under the Plan will be paid within the “short-term deferral” period established under Code Section 409(A) (generally by the 15th day of the third month following the end of the tax year during which the Participant’s right to be paid the amount is no longer subject to a substantial risk of forfeiture), provided that a delay in payment permitted under Treas. Reg. §1.409A-2(b)(7)(i) will not be deemed to violate this clause (b).

Notwithstanding anything to the contrary, the Committee may elect, in its discretion and without approval from a participant, to pay part or all of any amounts earned under the Plan in shares of Company common stock in lieu of cash. The value of any shares paid in lieu of cash shall be the average closing price of the Company's common stock for the five trading days prior to the date the Committee elects to issue stock in lieu of cash payment.

6.    ADMINISTRATION OF THE PLAN

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan, including without limitation the power to (a) determine which employees are eligible to participate in the Plan, (b) determine the terms and conditions of the bonus awards granted hereunder, (c) determine, if applicable, after the completion of the Plan Year the extent to which objectives applicable to awards have been achieved, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (e) interpret, amend or revoke any such rules, and (f) delegate to a separate committee of the Board and/or to one or more executive officers its authority hereunder to grant bonus awards with respect to non-Section 16 officer key employees. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company.
The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of the Plan; provided that it may not delegate any task that the Committee itself is required to perform under laws or regulations that the Committee may determine to apply to Plan awards.

7.	PAYMENT IN THE EVENT OF CERTAIN TERMINATION CIRCUMSTANCES
The Committee, in its sole and absolute discretion may, but is not required to, make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of termination of the Participant’s employment or change of control during the Plan Year.

8.	NON-ASSIGNABILITY
No bonus or right to a bonus under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to transfer, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, or pursuant to the terms of an employment agreement with the Employee.

9.	NO EXPANSION OF PARTICIPANT’S RIGHTS
Nothing in the Plan or in any notice of any bonus pursuant to the Plan or of any prior or anticipated payment of any bonus pursuant to this Plan shall confer upon any person the right to participate or continue to participate in this Plan, the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person. Except as otherwise required under applicable local law, it is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or a subsidiary, in accordance with the terms and conditions of the Participant’s employment agreement. There is no obligation for uniformity of treatment of Participants under this Plan. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for purposes of calculating any benefits unrelated to this Plan, including without limitation any end-of-service or overtime premiums; pension or retirement benefits; termination, severance or redundancy payments; or other similar benefits.

10.    AMENDMENT OR TERMINATION
The Company reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that except as set forth in Section 5 above and in the second paragraph of Section 13 below, no such action shall without the consent of the Participant alter or impair a Participant’s right to receive payment of a bonus otherwise declared by the Committee to be fully earned and payable hereunder.

11.    SEVERABILITY
In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.    TAX MATTERS; FUNDING
The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan, including to reduce such payments by the withholding amount, and to report any amounts paid or payable under this Plan.
The Plan and awards under it are intended to be exempt from application of Code Section 409A. To the maximum extent permitted, this Plan shall be construed and interpreted in a manner consistent with the intent described in the preceding sentence. To the extent that any award under the Plan is subject to Code Section 409A, the terms and administration of the award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.
Each payment made under this Plan shall be paid solely from the general assets of the Company and/or its subsidiaries. This Plan is unfunded and unsecured, and the making of an award under it will not be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of any amount other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

13.    GOVERNING LAW
This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Colorado (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

Exhibit A

Annual Incentive Bonus Plan
for
Natural Gas Services Group, Inc.

The incentive bonus shall be based upon a target award opportunity equal to a percentage of the participant's base salary as set by the Compensation Committee. To the extent that a participant's base salary is modified during a calendar year, any bonus earned shall be prorated between the original and modified base salary amount.

Ninety percent (90%) of a participating executive officer’s IBP award shall be based on achievement of company financial objectives relating to:

•	total revenues;

•	EBITDA; and

•	net income before taxes.

Each of these three components shall account for 30% of the total company financial objective portion of the IBP. The remaining 10% of an executive officer’s IBP award is based on the Compensation Committee’s discretion after evaluating the management team’s and/or individual performance during the performance period, based on any criteria that the Compensation Committee determines to be appropriate in its sole discretion. The Company’s Chief Executive Officer will make recommendations to the Compensation Committee regarding individual bonuses under this component (with the exception of the Chief Executive Officer bonus).

Payout for each of the three financial target components noted above shall be based upon whether these target levels are achieved for the fiscal year.  Payout on each of the three financial objectives shall be as follows:

•	75% of the bonus amount attributable to a financial component will be paid if the company achieves at least 90% of the target amount;

•	100% of the bonus amount attributable to a financial component will be paid if the company achieves at least 100% of the target amount; and

•	125% of the bonus amount attributable to a financial component will be paid if the company achieves at least 110% of the target amount.